AMENDMENT TO

                    INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN

              CURIAN CAPITAL, LLC AND DIMENSIONAL FUND ADVISORS LP

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      This  AMENDMENT  is made by and between  CURIAN  CAPITAL,  LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and DIMENSIONAL FUND ADVISORS LP, a Delaware limited liability partnership and registered investment adviser ("Sub-Adviser").

      WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of July 5, 2012, effective September 10, 2012 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to a certain investment portfolio of Curian Variable Series Trust as provided on Schedule A of the Agreement ("Fund").

      WHEREAS,  pursuant  to the  Agreement,  the  parties  have agreed to amend
Section 8, entitled "COMPENSATION," of the Agreement to correct language which outlines the party responsible for paying the sub-advisory fees to the Sub-Adviser.

      NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

The first Paragraph of Section 8 only is deleted, and replaced with the following:

8. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds in accordance with Schedule B hereto. Expense caps or fee waivers for a Fund that may be agreed to by the Adviser, but not agreed to in writing by the Sub-Adviser, shall not cause a reduction in the amount of the payment to the Sub-Adviser.

      IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of February 28, 2013, effective as of February 5, 2013.

CURIAN CAPITAL, LLC                            DIMENSIONAL FUND ADVISORS LP

By: /s/ Michael A. Bell                        By: /s/ Valerie A. Brown
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Name: Michael A. Bell                          Name: Valerie A. Brown
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Title: President and Chief Executive Officer   Title: Vice President
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